Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-261098) of Generation Income Properties, Inc. of our report, dated March 31, 2026 with respect to the consolidated financial statements of Generation Income Properties, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CohnReznick LLP

New York, New York

March 31, 2026